Exhibit 99.1

UDR Announces $900 Million Revolving Credit Facility Agreement and Re-prices $250 Million Term Loan

Denver, CO. (October 25, 2011) – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced that it has entered into a new $900 million unsecured revolving credit facility, replacing the Company’s prior, $600 million facility. The new facility has an initial term of four years and includes a one-year extension option, and contains an accordion feature that allows the Company to increase the facility to $1.35 billion.

Based on the Company’s current credit ratings, the credit facility carries an interest rate equal to LIBOR plus a spread of 122.5 basis points and a facility fee of 22.5 basis points.

Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A. served as Joint Lead Arrangers and Joint Bookrunners for the revolver with Wells Fargo Bank, N.A also serving as Administrative Agent and JPMorgan Chase Bank, N.A. also serving as Syndication Agent. Bank of America, N.A., PNC Bank, National Association and US Bank National Association all served as Documentation Agents. Citibank, N.A., Morgan Stanley Bank, N.A., Regions Bank, Royal Bank of Canada and Union Bank, N.A. served as Managing Agents. Other lenders to the agreement include BBVA Compass Bank, Credit Suisse AG, SunTrust Bank, BB&T Capital Markets and Capital One, N.A.

In addition, the Company has amended and re-priced its $250 million unsecured term loan due in January, 2016. The term loan was re-priced to LIBOR plus 142.5 basis points from LIBOR plus 200 basis points and its underlying covenants aligned with those of UDR’s new revolving credit facility.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations concerning the joint venture with MetLife, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2011, UDR owned or had an ownership position in 60,456 apartment homes including 2,009 homes under development. For over 39 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Contact: UDR, Inc.

Chris Van Ens, UDR, Inc.

cvanens@udr.com

720-348-7762